UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2004

Carmike Cinemas, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-14993
(Commission File Number)

58-1469127
(IRS Employer Identification Number)

1301 First Avenue, Columbus, Georgia, 31901
(Address of principal executive offices)

(706) 576-3400
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 12. Results of Operations and Financial Condition.
SIGNATURES

Item 12. Results of Operations and Financial Condition.

     This information below regarding Carmike Cinemas, Inc.’s financial results for the three months ended June 30, 2004 is being filed with the Securities and Exchange Commission (the “SEC”) so as to file with the SEC certain information to be incorporated by reference into its Registration Statement on Form S-3 (Registration No. 333-117403).

     Total revenues for the three months ended June 30, 2004 increased 2.0% to $133.1 million from $130.4 million for the three months ended June 30, 2003. Operating expenses for the three months ended June 30, 2004 increased 2.4% to $114.5 million from $111.8 million for the three months ended June 30, 2003. Our operating expenses for the three months ended June 30, 2004 include a $1 million accrual for liabilities relating to potential litigation. Operating income for the three months ended June 30, 2004 decreased 0.5% to $18.6 million compared to $18.7 million for the three months ended June 30, 2003. Net income for the three months ended June 30, 2004 was $10.4 million, a decrease of 23.0% from $13.5 million for the three months ended June 30, 2003. This decrease of $3.1 million was related to an increase in income tax expense of $6.2 million for the second quarter of 2004 compared to zero for the comparable quarter of 2003. We began recognizing income tax expense for the first time since emerging from bankruptcy in January 2002 in the first quarter of 2004. We do not expect to pay federal income taxes (other than nominal alternative minimum taxes) on our taxable income generated during the three months ended June 30, 2004 due to the availability of net operating loss carryforwards. Basic and diluted net income per common share decreased to $0.87 and $0.81, respectively, for the quarter ended June 30, 2004 compared to $1.50 and $1.45, respectively, for the quarter ended June 30, 2003. The decrease resulted primarily from the increase in income tax expense mentioned above as well as the increase in outstanding shares issued in connection with our February 2004 public offering. Weighted average basic and diluted shares outstanding for the quarter ended June 30, 2004 were 11,991,000 and 12,830,000, respectively, compared to 8,991,000 and 9,265,000, respectively, for the quarter ended June 30, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: August 4, 2004.

CARMIKE CINEMAS, INC.
By:	/s/ Philip A. Smitley
Philip A. Smitley
Assistant Vice President and Controller